Exhibit 6

October 21, 2009
ATTORNEYS AT LAW

321 NORTH CLARK STREET, SUITE 2800
CHICAGO, IL  60654-5313
312.832.4500 TEL
312.832.4700 FAX
foley.com

WRITER'S DIRECT LINE
312.832.4549
pgoldberg@foley.com EMAIL

CLIENT/MATTER NUMBER
041754-0123

Via Electronic Mail and Overnight Mail

John J. Gorman, Esq. Luse Gorman Pomerenk & Schick 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015

Re:	Access to Stockholder List and Demand to Inspect Stockholder Records Pursuant to Section 220 of the Delaware General Corporation Law

Dear Mr. Gorman:

As counsel to the Financial Edge Fund, L.P. (the “Stockholder”), I am responding on its behalf to your letter dated October 16, 2009 responding to the Stockholder’s demand (the “Demand”) for an opportunity to inspect, and to make copies and extracts from, the records and documents of Magyar Bancorp, Inc. (the “Company”) identified in the Stockholder’s letter to the Company dated October 7, 2009.  The purpose of this letter is to reiterate the Demand with respect to the materials previously requested excluding Items 9 and 10 (the “Revised Demand Materials”).

As the Stockholder noted in the prior letter, the Stockholder made the Demand for the purpose of communicating with the Company’s stockholders, in compliance with applicable law, with respect to matters relating to their interests as stockholders, including, but not limited to, the election of Directors at the Company’s 2010 Annual Meeting of Stockholders.  It is well established that a stockholder states a “proper purpose” under Section 220 of the Delaware General Corporation Law when the stockholder seeks to obtain names and addresses of stockholders for a contemplated proxy solicitation.  See Kerkorian v. Western Air Lines, Inc., 253 A.2d 221 (Del. Ch.), aff’d, 254 A.2d 240 (Del. 1969); General Time Corp. v. Talley Indus., 240 A.2d 755 (Del. 1968); and E.L. Bruce Co. v. State ex rel. Gilbert, 144 A.2d 533 (Del. 1958).  The Stockholder’s contemplated solicitation of other stockholders to withhold their votes from the election of incumbent Directors at the Company’s 2010 Annual Meeting of Stockholders is consistent with the cited precedent.  Further, we note that the Revised Demand Materials directly relate to the Stockholder’s desire to communicate with other stockholders to solicit them to withhold their votes from the election of incumbent Directors at the Company’s 2010 Annual Meeting of Stockholders.  Therefore, the Stockholder has stated a “proper purpose” and requests that the Company promptly comply with the Demand.

The Stockholder again certifies to the Company that as of the date of this letter the Stockholder beneficially owns 161,561 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  Additionally, the Stockholder is as a member of the PL Capital Group, as noted in the PL Capital Group’s Schedule 13D filing, as amended, with the Securities and Exchange Commission, and, as of the date of this letter, the PL Capital Group beneficially owns 352,421 shares of the Common Stock, or 6.1% of the total shares outstanding, as measured by the number of shares of Common Stock outstanding as of August 1, 2009 as disclosed in the Company’s most recent Form 10-Q filed August 14, 2009.  See the Exhibit A

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

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October 21, 2009

attached to the Stockholder’s prior letter for documentary evidence of the Stockholder’s ownership.  The Stockholder again certifies that such documentary evidence is a true and correct copy of what it purports to be.

The Stockholder expects the Company to either deliver copies of the requested materials to it or its agents or representatives or make the materials available during the Company’s usual business hours.  The Stockholder will forego the demand for inspection if the Company voluntarily furnishes to it or its agents or representatives all the information included in the Revised Demand Materials.

The Stockholder will bear the reasonable costs incurred by the Company (including those of its transfer agent(s)) in connection with the production of the Revised Demand Materials, including overnight delivery charges.  Please advise us of the total costs and we will provide you prompt payment.

The Stockholder makes this notification and demand to inspect, copy and make extracts of the Revised Demand Materials in good faith and for the “proper purpose” stated above.  As such, the Stockholder believes that failure to produce the Revised Demand Materials would be a derogation of the Company’s fiduciary obligations to fairly implement the corporate election process, and will result in needless expenses that the Company could avoid by complying with its fiduciary obligations.

Please advise us as promptly as practicable as to the time and place that the items requested above will be made available in accordance with this Demand.  Please also advise us immediately whether you voluntarily will supply the information requested by this Demand.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact us immediately so that the Stockholder may promptly address any alleged deficiencies.

The Stockholder has already retained Delaware counsel to enforce its rights, and if you refuse to permit the inspection and copying demanded herein, or fail to respond to this Demand, within five business days from the date hereof, the Stockholder will conclude that this Demand has been refused and will take appropriate steps to secure its rights to examine and copy the Revised Demand Materials.

The Stockholder reserves the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the Delaware General Corporation Law, other applicable law, or the Company’s articles of incorporation or bylaws.

Sincerely,

/s/ Phillip M. Goldberg

Phillip M. Goldberg